EXHIBIT 99.1
IDEX CORPORATION APPOINTS HAROLD MORGAN AS VICE PRESIDENT OF HUMAN RESOURCES
NORTHBROOK, IL, June 25 — IDEX Corporation (NYSE: IEX) today announced that Harold Morgan has been hired for the position of Vice President of Human Resources, reporting to IDEX’s Chief Executive Officer, Lawrence D. Kingsley. Harold succeeds Kimberly Bors who was named President of Fluid Management — Americas earlier this year.
Commenting on the appointment, Kingsley said, “Harold brings to IDEX terrific organizational development and labor relations skills as well as expertise in all other aspects of human resources. His primary responsibilities will include directing the global strategic human resources function for IDEX, developing and implementing our human resource strategy and driving initiatives to strengthen our long-term human capital requirements.”
Prior to IDEX, Harold worked for Bally Total Fitness Corporation where he served as the Senior Vice President and Chief Administrative Officer. He has over twenty eight years of increasingly responsible positions in human resources with Bally Total Fitness, Bally Entertainment Corporation, and Hyatt Hotels Corporation. Harold has a Bachelor of Science in Human Resources and Labor Economics from Cornell University.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries — all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.